UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/02/2007

ASG Consolidated LLC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-123636

Delaware	20-1741364
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2025 First Avenue, Suite 900
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

(206) 374-1515
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 2, 2007, the Registrant amended and restated the employment agreement of Inge Andreassen, President of American Seafoods Company LLC (ASC).

The new employment agreement has an initial term through December 31, 2011 and is subject to automatic extension for succeeding terms of one year each unless terminated by delivery of notice by either party in accordance with the terms of the agreement. Mr. Andreassen is guaranteed a minimum base salary and is entitled to participate in all annual incentive plans, profits participation plans, equity-based incentive plans and other bonus and compensation plans offered to other employees of his rank. The agreement also contains confidentiality, non-compete, non-solicit, non-disparagement and invention assignment provisions.

If ASC terminates Mr. Andreassen's employment with cause or if he terminates his employment without good reason, Mr. Andreassen is entitled only to payment of his unpaid base salary for the period prior to termination. If his employment terminates because of his death, or ASC terminates Mr. Andreassen's employment upon his disability, then he is entitled to his unpaid salary and a pro-rated share of any annual cash bonus to which he would otherwise have been entitled in respect of the year during which termination occurred. If ASC terminates Mr. Andreassen's employment for any other reason or he terminates for good reason, he is entitled to all of the amounts referred to in the preceding sentence, as well as severance compensation equal to the amount of his actual aggregate base salary for the 12 month period immediately prior to such termination payable over a 24 month period.

A copy of the new employment agreement, dated January 2, 2007, is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02 by reference.

Item 9.01.    Financial Statements and Exhibits

(d)   Exhibits

10.1 Amended and Restated Employment Agreement among American Seafoods, L.P., American Seafoods Company LLC and Inge Andreassen dated January 2, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASG Consolidated LLC

Date: January 03, 2007	By:	/s/ Brad Bodenman
Brad Bodenman
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Amended and Restated Employment Agreement among American Seafoods, L.P., American Seafoods Company LLC and Inge Andreassen dated January 2, 2007.